UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 26, 2006
Motorcar Parts of America, Inc.
(Exact name of registrant as specified in its charter)

New York	0-23538	11-2153962

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2929 California Street, Torrance CA		90503

(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (310) 972-4005
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
     In December 2003, the SEC and the United States Attorney’s Office brought actions against Richard Marks, the registrant’s former President and Chief Operating Officer. On June 17, 2005, Mr. Marks was sentenced in connection with the criminal action.
     Based upon the terms of agreements the registrant previously entered into with Mr. Marks, the registrant paid the costs he incurred in connection with the SEC and United States Attorney’s Office’s investigation. During fiscal 2006, 2005 and 2004, the registrant incurred costs of approximately $368,000, $556,000 and $966,000, respectively, pursuant to this indemnification arrangement. Following the conclusion of these investigations, the registrant sought reimbursement from Mr. Marks of certain of the legal fees and costs the registrant advanced. On June 26, 2006, the registrant entered into a Settlement Agreement and Mutual Release with Mr. Marks. Under this agreement, Mr. Marks is obligated to pay the registrant $682,000 on January 15, 2008. He has also agreed to make payments of interest at the prime rate plus one percent on June 15, 2007 and January 15, 2008 and to pledge 80,000 shares of the registrant’s common stock to secure this payment obligation. Mr. Marks has advised the registrant that the delivery of these pledged shares to the registrant is in process. If at any time the market price of the stock pledged by Mr. Marks is less than 125% of Mr. Marks’ obligation, he is required to pledge additional stock to maintain no less than the 125% coverage level. The settlement with Mr. Marks was unanimously approved by a Special Committee comprised of each of the independent members of the registrant’s Board of Directors.

Item 9.01	Financial Statements and Exhibits.
(c)	Exhibits

Exhibit No.	Description
99.1	Settlement Agreement and Mutual Release, Secured Promissory Note and Stock Pledge Agreement each dated as of the date indicated thereon, between the registrant and Richard Marks

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOTORCAR PARTS OF AMERICA, INC.
Date: June 29, 2006	/s/ Michael Umansky
Michael Umansky
Vice President and General Counsel